Exhibit 10.7

17 May 2024

Mr. Ojas Buch

[***]

Re: Conditional Offer of Employment with Allurion Technologies, Inc.

Dear Ojas,

It is with great pleasure that we offer you the position of Chief Operating Officer with Allurion Technologies, Inc. (the “Company”). You will be reporting to Shantanu Gaur, CEO & Founder, and your anticipated start date is Monday, 3 June 2024. You will work in our Natick, Massachusetts office. The Company may change your position and/or duties from time to time in its discretion.

The Company offers the following compensation and benefits:

•
Initial Salary: Your base salary will be paid at the annual rate of $400,000.00, less payroll deductions and withholdings, and paid on the Company’s normal payroll schedule. Compensation is subject to periodic reviews and adjustments at the Company’s discretion.
•
Incentive Bonus: In addition, you will be eligible for a target incentive of 50% of your base salary, subject to the terms and conditions of the Company’s short-term incentive plan.
•
Relocation: We will reimburse relocation expenses up to $30,000.00.
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Equity: Subject to approval by the Company’s Board of Directors, you will be granted an equity award in the form of stock options valued at $400,000.00 at the time of grant. Additionally, you will be granted a one-time, sign-on equity grant of stock options valued at $100,000.00. Both grants are subject to the terms and conditions applicable to options granted under the Company’s 2023 Stock Option and Incentive Plan (the “Plan”) and an award agreement, and they will vest over four years, with 25% of the options vesting after 12 months and the remaining options vesting in equal monthly installments over the following 36 months, subject to your continued Service Relationship (as defined by the Plan) with the Company on each respective vesting date.
•
Severance: You will be eligible for severance benefits consistent with those provided to our other C-Suite executives, excluding the CEO. These benefits will be governed by a separate agreement. They include nine months of salary continuation if your employment is terminated without Cause or for Good Reason, as defined in the agreement. In the event of a Change of Control of the Company, the benefits include 12 months of salary continuation, along with equity acceleration per the agreement.
•
Benefits: You will be eligible to participate in the Company’s benefits plans and programs in effect from time to time for similarly situated employees, including health, dental, vision, flexible spending accounts, life insurance, short- and long- term disability, 401(k) plan featuring company match of up to 2% of annual salary, and up to $3,000 tax-free per year for approved educational expenses, subject to the terms and conditions of the Company’s plans and programs. A full description of these benefits is available for your review. The Company reserves the right to amend, modify, or terminate any of its benefit plans or programs at any time and for any reason.
•
Time Off: You will be eligible for up to 25 days of paid time off annually under the Company’s Paid Time Off Policy, along with a generous schedule of Company paid holidays.

Please note that this offer is contingent upon the following: (1) your providing the Company with documentation establishing your eligibility to work in the United States as required by U.S. Federal law; (2) your execution of the Company’s Nondisclosure, Intellectual Property, and Non-Solicitation Agreement and Arbitration Agreement (discussed below), and (3) a background check satisfactory to the Company.

Your employment with the Company will be for no specific period of time. Rather, your employment is “at will,” meaning that either you or the Company may end your employment at any time for any reason, with or without notice.

The Company has a policy of arbitration for settlement of any dispute between employees or former employees and the Company. The Company’s Arbitration Agreement must be signed by you no later than your start date of employment, as noted above.

This offer letter, together with the Company’s Nondisclosure, Intellectual Property, and Non-Solicitation Agreement, Arbitration Agreement, and Severance Agreement, contain the entire understanding of the parties, and supersede any other agreements or promises made to you by anyone, whether oral or written, with respect to the subject matters hereof and thereof. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this offer letter, require a written modification signed by an officer of the Company.

This is an exciting time for Allurion, and we look forward to having you as part of our team! If you accept the above conditional offer of employment, please sign below.

Sincerely,

/s/ Matt Wright
Matt Wright
VP of People, Talent, Learning & Culture

Accepted:

/s/ Ojas Buch
Ojas Buch